EXHIBIT 99.1

TARRAGON CORPORATION ANNOUNCES PROPOSED
OFFERING OF SENIOR NOTES DUE 2011

     New York, Aug. 6 – Tarragon Corporation (NASDAQ: TARR) announced today that it is proposing to offer $100.0 million aggregate principal amount of its senior notes due 2011. Tarragon is offering the notes pursuant to an exemption from registration under the Securities Act of 1933 to “qualified institutional buyers” as defined in Rule 144A under the Securities Act or to non-U.S. persons in offshore transactions meeting the requirements of Regulation S under the Securities Act.

     The net proceeds from the offering will be used for the repayment of certain outstanding indebtedness and for general corporate purposes, including acquisitions and investments in joint ventures.

     The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration.

     This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

     Information in this press release includes “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in Tarragon’s SEC reports, annual report and Form 10-K. Tarragon assumes no responsibility to update forward-looking information contained herein.